DEFINITIVE PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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        MGP Ingredients, Inc.
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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

MGP INGREDIENTS, INC.
Cray Business Plaza 100 Commercial Street
Atchison, Kansas 66002
April 26, 2021

NOTICE OF ANNUAL MEETING

To the Stockholders:
We are pleased to provide notice of the 2021 Annual Meeting of Stockholders of MGP Ingredients, Inc. The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/MGPI2021 on June 17, 2021, beginning at 10:00 a.m., Central Daylight Time.
At this meeting, you will be asked to:
1. Elect nine (9) directors;
2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm;
3. Adopt an advisory resolution to approve the compensation of our named executive officers; and
4. Transact such other business as may properly come before the meeting.
The record date for determining which stockholders may vote at this meeting or any adjournment is April 19, 2021. A complete list of stockholders entitled to vote at the Annual Meeting will be posted on the virtual meeting website during the meeting.
We are distributing our proxy materials to our stockholders primarily via the Internet under the “Notice and Access” rules of the Securities and Exchange Commission (“SEC”). This approach saves printing and mailing costs and reduces the environmental impact of our Annual Meeting, while providing a convenient way to access the materials and vote. On April 26, 2021 we are mailing a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on April 19, 2021, containing instructions about how to access our proxy materials and vote online or vote by telephone.
Please review the instructions on each of your voting options described in this proxy statement and in the notice you received by mail. Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE AS SOON AS POSSIBLE.

By Order of the Board of Directors

Karen Seaberg
Chairman of the Board

PROXY STATEMENT
We are providing this proxy statement (the “Proxy Statement”) to you on the Internet, or upon your request, have delivered a printed version of this Proxy Statement to you by mailing in connection with the solicitation by the Board of Directors of MGP Ingredients, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of its stockholders to be held on June 17, 2021 (including any adjournment or postponement thereof).
These materials were first sent or made available to stockholders on or about April 26, 2021 and include:
•The Notice of the Company’s 2021 Annual Meeting of Stockholders;
•This Proxy Statement; and
•The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
If you requested print versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.
Use of “Notice and Access”
Pursuant to rules adopted by the SEC, we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce the cost to the Company associated with the physical printing and mailing of materials.
VOTING MATTERS
How You Can Vote
Voters include recordholders and persons holding MGP stock through a broker or other nominee.
Stock Held of Record. If you are a stockholder of record, there are four ways to vote:
Online Prior to the Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Online During the Annual Meeting. You may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MGPI2021.
Stock Held Through a Broker or Other Nominee. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer or similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote your shares. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form. If you are a beneficial owner and you want to attend the virtual Annual Meeting, you should contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number to gain access to the online meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The only routine matter for which your broker will be permitted to vote on your behalf without your instructions is the proposal related to the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
If you are a beneficial owner of shares held in street name, there are four ways to vote:
Online Prior to the Annual Meeting. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.
Online During the Annual Meeting. If you wish to vote at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee. Please contact your broker, bank, or other nominee for instructions regarding obtaining a legal proxy.
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the meeting by:
•sending timely written notice of revocation to the corporate secretary;
•submitting another timely proxy by telephone, Internet or mail; or
•attending the virtual meeting and voting online. If voting online at the virtual Annual Meeting, you may do so by going to www.virtualshareholdermeeting.com/MGPI2021 and following the voting instructions. If you hold shares through a trustee, broker or nominee, you may recast your vote or revoke your proxy by timely following the procedures of the trustee, broker or nominee.
As with last year, we are conducting this year's Annual Meeting entirely online. We will continue to provide our stockholders with an opportunity to ask questions.
Attendance at the Virtual Annual Meeting
To join the online Annual Meeting, login at www.virtualshareholdermeeting.com/MGPI2021. You will need your unique 16-digit control number, which is included on the Notice or your proxy card you received. If your shares are in "street name," you will need to contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number to gain access to the online meeting.
The live audio of the webcast of the Annual Meeting will begin promptly at 10:00 a.m., Central Daylight Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the meeting to allow time for the stockholders to log in and test the computer audio system. We encourage you to log in prior to the meeting start time. Beginning 30 minutes prior to the start of and during the online Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they might have accessing or hearing the audio webcast of the meeting. If you encounter technical difficulties accessing the audio webcast, please call our support team at 800-586-1548 (U.S.) or 303-562-9288 (International).
If you are unable to attend the online meeting, a replay of the meeting will be posted on our investor relations website (at https:/ir.mgpingredients.com) for at least thirty (30) days after the meeting concludes.

How to Ask Questions at the Online Annual Meeting
We expect that all of our directors and executive officers, as well as representatives of KPMG LLP, will attend the online Annual Meeting and be available to answer questions. We will provide our stockholders the opportunity to ask questions and make statements about a proposal during the formal business of the meeting. Questions and comments of a general nature will be held until after the conclusion of the formal business of the meeting. Instruction for submitting questions and making statements will be posted on the virtual annual meeting website. The Rules of Conduct governing the live question and answer session will be posted on our investor relations website prior to the date of the Annual Meeting and may include certain procedural requirements, such as limiting repetitive or follow-up questions, so that more stockholders will have time to ask questions. Out of consideration for the other stockholders, we request that stockholders limit questions and comments to a time of two minutes or less.
Other Voting Matters
The holders of record of the Company’s common stock, no par value (“Common Stock”), and the Company’s preferred stock, $10 par value (“Preferred Stock”), at the close of business on April 19, 2021 are entitled to notice of and to vote at the Annual Meeting. As of April 19, 2021, there were 21,950,862 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding. You are entitled to one vote for each share owned of record on that date.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matter to be presented at the Annual Meeting.
How Votes are Counted and Voting Requirements
Quorum. For you to approve proposals at the 2021 Annual Meeting, we must have a quorum. A quorum means the holders of a majority of the shares of each class of MGP stock outstanding on the record date are present at the Annual Meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares on a non-routine matter. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
Votes Required for Approval. Generally, holders of Common Stock and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.
Proposal 1 – Elect Nine (9) Directors. Election of Group A directors is determined by a majority of votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee). If any nominee for Group A director receives a greater number of votes "against" his or her election than votes "for" such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of Group A nominees. Holders of Common Stock are entitled to vote on the election of the Group A directors only. Election of Group B directors is determined by a plurality vote (meaning the candidates for office who receive the highest number of votes of the class entitled to vote on such director position will be elected). Holders of Preferred Stock are entitled to vote on the election of the Group B directors only. Because it is a plurality vote, abstentions and withheld votes will have no effect on the election of Group B nominees. Broker non-votes are disregarded and will not affect the determination of a plurality.
Proposal 2 – Ratify the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm. Ratification of KPMG LLP as MGP’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Ratification of the independent registered public accounting firm is considered a routine matter and, accordingly, broker non-votes cannot occur.
Proposal 3 – Adopt an Advisory Resolution to Approve the Compensation of our Named Executive Officers. Adoption of the resolution (referred to as “Say-on-Pay”) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
All other Proposals – All other proposals require the affirmative vote of holders of a majority of shares of Common Stock and a majority of shares of Preferred Stock entitled to vote that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Brokers may vote on routine matters but cannot vote on non-routine matters.
The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

BOARD AND GOVERNANCE HIGHLIGHTS

The Company has adopted many leading governance practices that establish strong independent leadership in our boardroom and has a strong commitment to Board member diversity. The following is a list of some of our highlights:
•all directors (other than CEO and the President) and all Audit, Human Resources and Compensation, and Nominating and Governance Committee members are independent
•independent lead director
•separate CEO and board chair roles
•44% female representation on the Board, if all nominees are elected at the Annual Meeting
•independent compensation consultant engaged to advise on compensation for our executives and directors
•robust stock ownership requirements for directors and executives

PROPOSAL 1 –ELECT NINE (9) DIRECTORS

The Board of Directors has nominated each of David J. Colo, Anthony P. Foglio, Lori L.S. Mingus, Karen L. Seaberg, and M. Jeannine Strandjord, who serve as directors currently, and Neha J. Clark, Thomas A. Gerke, Donn Lux, and Kevin S. Rauckman, who have not previously served as directors, for election as a director, to hold office until the Annual Meeting of stockholders to be held in 2022 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Information regarding the director nominees is set forth below under the heading “Information Regarding Director Nominees.”
Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. If any nominee declines to serve or becomes unavailable for any reason before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate.
Voting Standard. Proxies will be voted in favor of Neha J. Clark, Thomas A. Gerke, Donn Lux, and Kevin S. Rauckman for Group A directors, and David J. Colo, Anthony P. Foglio, Lori L.S. Mingus, Karen L. Seaberg, and M. Jeannine Strandjord for Group B directors unless other instructions are given. Holders of Common Stock are entitled to vote on the election of the Group A directors only and holders of Preferred Stock are entitled to vote on the election of the Group B directors only. Group A directors are elected by a majority of votes cast. Abstentions and broker non-votes are disregarded in determining the outcome of the vote. Group B directors are elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and the nominees who receive the most votes will be elected. Votes may be cast in favor of a director or withheld. Withheld votes and broker non-votes are disregarded in determining a plurality.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF DAVID J. COLO, NEHA J. CLARK, ANTHONY P. FOGLIO, THOMAS A. GERKE, DONN LUX, LORI L.S. MINGUS, KAREN L. SEABERG, KEVIN S. RAUCKMAN, AND M. JEANNINE STRANDJORD AS DIRECTORS OF THE COMPANY.

PROPOSAL 2 – RATIFY THE APPOINTMENT OF KPMG LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 2021. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Information regarding the aggregate fees billed by KPMG LLP for the years ended December 31, 2020 and December 31, 2019 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees, (iii) professional services rendered for tax compliance, tax advice or tax planning, and (iv) other products and services is reported below under the heading “Audit and Certain Other Fees Paid Accountants.”
Voting Standard. For the ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the vote on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

PROPOSAL 3 –
ADOPT AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides that the Company’s stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s (“SEC”) rules. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting the following “say-on-pay” proposal, which gives stockholders the opportunity to approve or not approve the Company’s compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, by voting for or against the resolution set out below. While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote is advisory in nature and will not be binding on the Company.
The Board and the Company’s Human Resources and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company, the Board and the Human Resources and Compensation Committee will consider the results of the vote in future compensation deliberations.
In addition to the advisory vote on executive compensation, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. The Dodd-Frank Act requires that stockholders have such opportunity to vote on the frequency of say-on-pay votes every six years after the initial vote. The Company held the initial frequency vote at the 2011 Annual Meeting of Stockholders, where the stockholders voted for holding a say-on-pay vote every year. The Company held the most recent frequency vote at the 2017 Annual Meeting of Stockholders, where the stockholders voted for holding a say-on-pay vote every year. The next frequency vote will occur at the 2023 Annual Meeting of Stockholders, and the next say-on-pay vote will occur at the 2022 Annual Meeting of Stockholders.
At the 2020 Annual Meeting of Stockholders, all of the shares of Preferred Stock and more than 99% of the shares of Common Stock voting on the matter voted in favor of our say-on-pay proposal, reflecting broad stockholder support for the Company’s compensation of its named executive officers.
Voting Standard. For the advisory vote seeking approval of a resolution to approve named executive officer compensation, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, voting as separate classes, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the advisory vote on the approval of a resolution to approve named executive officer compensation will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE FOLLOWING RESOLUTION: “RESOLVED, THAT THE STOCKHOLDERS OF MGP INGREDIENTS, INC. APPROVE, ON AN ADVISORY BASIS, COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION OVERVIEW, COMPENSATION TABLES AND NARRATIVE DISCUSSION.”

BOARD OF DIRECTORS

Listed below are the nine nominees for election as a director. All nominees with the exception of Neha J. Clark, Thomas A. Gerke, Donn Lux, and Kevin S. Rauckman currently serve as directors. Each director elected at the Annual Meeting will serve a one-year term.

Information Regarding Director Nominees

Directors and Board Nominees	Age[1]	Class of Director[2]	Dates of Service on MGP Board	Current Service on MGP Board
David J. Colo	58	Group B	August 2015-present	N/A3
Anthony P. Foglio	75	Group B	May 2014-present	Audit Nominating and Governance
Lori L.S. Mingus	50	Group B	June 2020 - present	Human Resources and Compensation Nominating and Governance
Karen L. Seaberg Board Chairman	73	Group B	August 2009-present Chairman from December 2014-present	Human Resources and Compensation Nominating and Governance
M. Jeannine Strandjord Audit Committee Chairman	75	Group B	December 2013-present	Audit Human Resources and Compensation Nominating and Governance
Neha J. Clark	45	Group A	No prior service	None
Thomas A. Gerke	64	Group A	No prior service	None
Donn Lux	60	Group A	No prior service	None
Kevin S. Rauckman	59	Group A	No prior service	None

1All ages are as of April 26, 2021.
2Group A indicates the director is elected by holders of Common Stock. Group B indicates the director is elected by holders of Preferred Stock. Mr. Foglio currently serves as a Group A director but has been nominated by the Board to stand for election as a Group B director.

3Mr. Colo served on the Audit, Human Resources and Compensation, and Nominating and Governance Committee until he resigned from them in connection with his appointment as President and Chief Operating Officer.

Board Nominees

DAVID J. COLO

Mr. Colo has been the Company’s Chief Executive Officer since May 2020 and the President since March 2020. He also served as the Company’s Chief Operating Officer from March 2020 to May 2020. Prior to joining the Company, he served as President, Chief Executive Officer and a director of SunOpta, Inc. from February 2017 to February 2019. He served as Executive Vice President and Chief Operating Officer of Diamond Foods, Inc. from 2013 until March 2016. He joined Diamond Foods in 2012 as Executive Vice President of Global Operations and Supply Chain. For the three years prior to joining Diamond Foods, Mr. Colo served as an independent industry consultant focusing on organizational optimization and planning. From 2003 to 2005, he served as President of ConAgra Food Ingredients. Before his employment at ConAgra Foods, Mr. Colo spent several years with Nestle-Purina Pet Care Company in roles of increasing responsibility, including Vice President of Supply for the company’s Golden Products Division, and Vice President of Store Brands and Venture Development. He also served two years as President of the American Dehydrated Onion and Garlic Association. The Company believes that Mr. Colo’s qualifications to serve on the Board include his extensive management experience and his experience in the food industry, and the sights he brings from his service as an officer of the Company.

ANTHONY P. FOGLIO

Mr. Foglio’s career spans over 40 years in the alcohol beverage industry. From 2010 to 2017 he served as a partner of Anchor Brewers and Distillers, and has served as chairman of and partner its successor entity, Hotaling & Co., since 2017. From 2008 until 2010, he served as the Chairman of Preiss Imports, which merged into Anchor Brewers and Distillers. He served as the Chairman of Skyy Spirits, LLC from 2006 to 2008 and as the President and CEO of Skyy Spirits from 1998 to 2006. Mr. Foglio helped Skyy Spirits become a multi-brand portfolio, spanning a variety of categories, including vodkas, tequilas, rums, gins, whiskeys, cordials, liqueurs and distinctive Campari brands. During his career, Foglio has fostered profitable growth and development of world-renowned brands including SKYY Vodka, 1800 Tequila, Smirnoff Vodka, Bailey’s Irish Cream, Jose Cuervo Tequila, and J & B Scotch, and is now leading the focus within the craft spirits world via Hotaling & Co. The Company believes that Mr. Foglio’s qualifications to serve on the Board include his extensive expertise and experience in the alcohol beverage industry and management of the growth and development of multi-brand portfolios.

LORI L.S. MINGUS

Ms. Mingus’ career began in graphic design in 1996. She has worked as a designer for public companies, national associations and an advertising agency. She is a principal and owner of Torpa Design Co., specializing in all facets of graphic design, interior and exterior design since 2005. Ms. Mingus serves as a trustee on the Evan C. Cray Historical Museum. She serves as a Board member on the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kansas. In addition, she serves as a board member on the Atchison Amelia Earhart Foundation. The Company believes that Ms. Mingus’ qualifications to serve on the Board include her business and civic experience and organizational skills, her knowledge of the Company and the industries in which it operates, and her familiarity with the community in which the Company operates. Ms. Mingus is the daughter of Ms. Seaberg.

KAREN L. SEABERG

Ms. Seaberg has been Chairman of the Board of the Company since December 2014 and a director since 2009. Ms. Seaberg is a member of the Heartland Chapter of National Association of Corporate Directors and the Kansas City Chapter of Women Corporate Directors (WCD). She has been an executive travel agent and minority owner of Travel Center of Atchison for 31 years. Ms. Seaberg is active in civic affairs at both the local and national level. She was instrumental in the creation of Atchison’s Riverfront Park in 2004 and was the Kansas Governor’s Chair for the national Lewis and Clark Bicentennial Commemoration in 2002-2006, bringing one of 15 national events to Atchison, Leavenworth and Kansas City in 2004. She also served on the Lewis & Clark Trail Heritage Foundation board, a national not-for-profit based in Great Falls, MT, from 2003 to 2007 and as its national president from 2007 to 2008. Ms. Seaberg has been the chair of the annual Amelia Earhart Festival since 1997, which brings over 40,000 people to Atchison every year in July. Ms. Seaberg served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the board of the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kansas. She also serves as a board member of the national Lewis and Clark Trust and is chair of the Atchison Amelia Earhart Foundation. In 2015, she was recipient of the Hall of Fame award from the Chamber of Commerce and the Vision of Excellence award from the Santa Fe Depot Trustees in Atchison, Kansas. The Company believes that Ms. Seaberg’s qualifications to serve on the Board include her business and civic experience and organizational skills, her knowledge of the Company and the industries in which it operates, her familiarity with the community in which the Company operates and her significant stock ownership. Ms. Seaberg is Ms. Mingus's mother.
M. JEANNINE STRANDJORD

Ms. Strandjord has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord was a director of American Century Mutual Funds (for six registered investment companies) from 1994 to 2018. From 1996 through May 2012, she was a director of DST Systems, Inc., where she chaired the Audit Committee and sat on the Compensation Committee and Governance and Nominating Committee. Ms. Strandjord has been a director of Euronet Worldwide, Inc. since 2001. Ms. Strandjord was Euronet’s Lead Independent Director from 2010 to 2014 and continues to be the Chairman of Euronet’s Audit Committee. The Company believes that Ms. Strandjord’s qualifications to serve on the Board include her experience on the boards of various other public companies, as well as her background in finance, corporate governance, restructuring, talent management, and compensation and benefits.
NEHA J. CLARK

Ms. Clark has been the Chief Financial Officer of Brunswick Boat Group, a division of Brunswick Corporation (NYSE: BC), a leading global designer, manufacturer, and marketer of recreational marine products, since March 2019. From August 2018 to November 2018, she was the Chief Financial Officer of Lifeway Foods, Inc. (Nasdaq: LWAY), a manufacturer and marketer of beverages and dairy products. From January 2016 to August 2018, she was the Chief Financial Officer of Coveris North American Food & Consumer Flexibles/Chief Transformation Officer of Coveris Americas, a leading producer of flexible packaging. From 1999 to 2015, she was employed by Kraft Foods, with increasing levels of responsibility, most recently as Director of Finance—Grocery Business. From 1997 to 1999, she was a senior auditor with Grant Thornton LLP. The Company believes that Ms. Neha’s qualifications to serve on the Board include her significant financial, accounting and public company leadership experience.
THOMAS A. GERKE

Mr. Gerke is the General Counsel and Chief Administrative Officer at H&R Block (NYSE: HRB), a global consumer tax services provider. Since joining H&R Block in January 2012, at various times Mr. Gerke has had additional responsibilities, including leadership of the human resources function and serving as interim Chief Executive Officer. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years.

Mr. Gerke is also a former member of the board of directors of Tallgrass Energy GP, LLC, which is the general partner of Tallgrass Energy, LP, CenturyLink; Embarq, and the United States Telecom Association. In addition, he is a former member of the Rockhurst University Board of Trustees and The Greater Kansas City Local Investment Commission Board of Trustees. He currently serves as a board member of Consolidated Communications Holdings, Inc. (Nasdaq: CNSL), a leading broadband and business communications provider. The Company believes that Mr. Gerke’s qualifications to serve on the Board include his experience on the boards and as an executive of various other public companies.

DONN LUX

Mr. Lux was President and Chief Executive Officer, from 1991 until March 2021, and Chairman, from 2010 until March 2021, of Luxco, Inc., a leading branded beverage and alcohol company that was acquired by the Company on April 1, 2021. He was also Chairman and Chief Executive Officer of Limestone Branch Distillery, LLC from November 2014 until its acquisition by the Company on April 1, 2021, and of Lux Row Distillers LLC from February 2016 until its acquisition by the Company on April 1, 2021. Mr. Lux serves on the boards of the American Distilled Products Association, The National Alcohol Beverage Control Association (NABCA) Industry Advisory Committee, and the St. Louis Regional Business Council (RBC). His philanthropic activities include serving on the boards of Social Venture Partners (RBC), the University City Children’s Center and the Lux Family Foundation. The Company believes that Mr. Lux’s qualifications to serve on the Board include his leadership skills, his extensive expertise and experience in the beverage alcohol industry, his former role as CEO of Luxco, his management of the growth and development of multi-brand portfolios, and his significant stock ownership.

KEVIN S. RAUCKMAN

Mr. Rauckman is the owner of, and financial consultant for, Rauckman Advisors, LLC, where he has worked since November 2017. Mr. Rauckman served as the Chief Financial Officer and Treasurer of Garmin Ltd. (Nasdaq:GRMN) from January 1999 until December 2014 before taking early retirement from that role. He was named CFO of the Year by the Kansas City Business Journal in 2008. Mr. Rauckman now serves as a board member and the Audit Committee Chairman of CrossFirst Bankshares, Inc. (Nasdaq: CFB), in a role has held since May 2016. He also serves as a board member and audit committee chairman of JE Dunn Construction Group, a role he has held since January 2017, and on the board of Tesseract Ventures, LLC, a role he has held since December 2018. The Company believes that Mr. Rauckman’s qualifications to serve on the Board include his public company experience on the boards of other companies and his significant financial, corporate governance, leadership, operational, and strategic planning skills.

CORPORATE GOVERNANCE AND COMMITTEE REPORTS

The Board; Standing Committees; Meetings; Independence

The Board of Directors believes that a majority of the directors should be independent and has determined that the following directors are independent: James L. Bareuther, Terrence P. Dunn, Anthony P. Foglio, Lynn M. Jenkins, Lori L.S. Mingus, Karen L. Seaberg, Kerry A. Walsh Skelly, and M. Jeannine Strandjord. In determining the independence of directors, the Board found that none of the independent directors has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as the standards defined in Rule 4200(a)(15) of the NASDAQ Stock Market.
The Board's standing Committees include the Audit Committee, the Nominating and Governance Committee, and the Human Resources and Compensation Committee. The current members of the Audit Committee are M. Jeannine Strandjord (Chair), James L. Bareuther, Terrence P. Dunn, Anthony P. Foglio, Lynn M. Jenkins, and Kerry A. Walsh Skelly. The current members of the Nominating and Governance Committee are Terrence P. Dunn (Chair), James L. Bareuther, Anthony P. Foglio, Lynn M. Jenkins, Lori L.S. Mingus, Kerry A. Walsh Skelly, Karen L. Seaberg, and M. Jeannine Strandjord. The current members of the Human Resources and Compensation Committee are James L. Bareuther (Chair), Terrence P. Dunn, Lynn M. Jenkins, Lori L.S. Mingus, Karen L. Seaberg, Kerry A. Walsh Skelly, and M. Jeannine Strandjord.
All of the members of the Nominating and Governance Committee are determined independent under the NASDAQ listing rules.
The members of the Audit Committee are independent under the NASDAQ listing rules and meet the applicable independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The members of the Human Resources and Compensation Committee are also determined independent under the NASDAQ listing rules and applicable rules of the Securities and Exchange Commission. Each director on the Committees is a “non-employee” director as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 and an “outside” director as defined under Section 162(m) of the Internal Revenue Code.

The Board meets immediately after each Annual Meeting of the stockholders and may hold other regular and special meetings. The meetings are led by the Chairman of the Board. During 2020, the Board met fourteen times, the Audit Committee met nine times, the Human Resources and Compensation Committee met six times, and the Nominating and Governance Committee met four times. Each non-employee director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.
Corporate Governance Documents

Our key governance documents include:
•Code of Conduct;
•Charters of each of the Audit Committee, Human Resources and Compensation Committee, and the Nominating and Governance Committee;
•Corporate Governance Guidelines; and
•Stock Ownership Guidelines.
All of these documents are available on our website at www.mgpingredients.com in the For Investors / Governance section and a copy of any of these documents will be sent to any stockholder upon request.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant and the internal audit department. It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy, is responsible for establishing and monitoring compliance under the code of conduct applicable to the chief executive and financial officers, and oversees the Board’s risk management process. In connection with this work, the Committee engages in regular discussions of the Company’s risks with senior management, internal auditors, and external auditors, and annually reviews: (a) the adequacy of the Audit Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (g) the audited financial statements and results of the annual audit; (h) recommendations of the independent auditor with respect to internal controls and other financial matters; (i) significant changes in accounting principles that are brought to the attention of the Committee; and (j) various other matters that are brought to the attention of the Committee.
The Board has determined that M. Jeannine Strandjord, James L. Bareuther, Terrence P. Dunn, Anthony P. Foglio, Lynn M. Jenkins and Kerry A. Walsh Skelly are independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market. The Board of Directors has determined that each of M. Jeannine Strandjord, Terrence P. Dunn and Anthony P. Foglio is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933. Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations, or liability on such person that are greater than the duties, obligations, or liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations, or liability of any other member of the audit committee or board of directors.
Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of an independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the year ended December 31, 2020. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee has reviewed and discussed the matters as are required to be discussed with the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and has discussed with the independent auditor the auditor’s independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2020 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Audit Committee Members:

M. Jeannine Strandjord (Chair)
James L. Bareuther
Terrence P. Dunn
Anthony P. Foglio
Lynn M. Jenkins
Kerry A. Walsh Skelly

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Nominating and Governance Committee

The purposes of the Nominating and Governance Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning board succession, corporate governance, and director length of service.
In identifying nominees for the Board of Directors, the Nominating and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors and management. The Nominating and Governance Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating and Governance Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board. The Nominating and Governance Committee may, in its discretion, use an independent search firm to identify nominees.
Nominating and Governance Committee believes that each candidate for the Board should be a person known for his or her integrity and honesty. Although the Committee does not have a formal policy with regard to diversity in identifying candidates, it looks for education, experience, knowledge or skills that complement those of existing members and that may be helpful to the Board in exercising its oversight responsibilities as well as considering other self-identified diversity characteristics of the nominees. A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ Stock Market and Section 10A of the Securities Exchange Act of 1934, as amended, to permit the Company to satisfy applicable NASDAQ and legal requirements. The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert,” as defined in Rule 407(d)(5) of Regulation S-K. In considering candidates, the Committee may take into account other factors as it deems relevant.
In evaluating potential nominees, the Nominating and Governance Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating and Governance Committee will conduct a check of the individual’s background and generally will conduct personal interviews before recommending any candidate to the Board. The Nominating and Governance Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire providing information required to be disclosed in the Company’s proxy statement.
Stockholders who wish to recommend candidates for consideration by the Nominating and Governance Committee in connection with next year’s Annual Meeting should submit the candidate’s name and the information set forth below in writing to the chairman of the Nominating and Governance Committee, in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or after February 17, 2022 or before March 19, 2022. In addition to the name of the candidate, a stockholder should submit:
•his or her own name and address as they appear on the Company’s records;

•if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;
•a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;
•the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and
•pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.
Human Resources and Compensation Committee

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company as well as director compensation and benefits. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee. Each Committee member qualifies as a non-employee director under SEC Rule 16b-3. The Committee has a charter, which may be found on the Company’s website at www.mgpingredients.com.
The Committee typically meets four or five times a year and generally considers and recommends various components of the Company’s compensation programs at regularly scheduled times throughout the year. Such programs typically originate as recommendations of management. It has typically conducted performance and salary reviews of the Chief Executive Officer and receives the Chief Executive Officer’s performance reviews and salary recommendations for other officers at its December meeting. It generally considers long-term incentive awards and performance goals for annual cash incentives in February.
When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.
See “Compensation Discussion and Analysis - Compensation Overview – How We Determine Compensation” for further information on the processes we follow in setting compensation.
Human Resources and Compensation Committee Report

We reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the “Compensation Discussion and Analysis.”
Human Resources and
Compensation Committee Members:

James L. Bareuther (Chair)
Terrence P. Dunn
Lynn M. Jenkins
Lori L.S. Mingus
Karen L. Seaberg
Kerry A. Walsh Skelly
M. Jeannine Strandjord

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in the best interest of the Company to make that determination in a manner it believes best provides appropriate leadership for the Company at the time, based on the circumstances and direction of the Company and the membership of the Board. Our current structure does not combine the positions of Chief Executive Officer and Chairman of the Board of Directors, the latter also acting in the capacity of lead director. David J. Colo is currently our Chief Executive Officer and is responsible for day-to-day leadership of the Company. Karen L. Seaberg serves as the Chairman of the Board. The Board of Directors believes this is the most appropriate structure for the Company at this time, as it permits the Chief Executive Officer to focus his attention on managing our day-to-day business and enhances the ability of the Board of Directors to provide strong oversight of the Company’s management and affairs.
Board Diversity
Under our Corporate Governance Guidelines, the Nominating and Governance Committee seeks a wide array of skills, knowledge and diverse backgrounds and perspectives, and takes those into account when evaluating the composition of our Board of Directors. Our Board of Directors currently includes five women and directors ranging in age from 50 to 75. Our nominees for director include four women and one ethnic minority and directors ranging in age from 45 to 75. In addition, each director contributes to the Board’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. We are committed to maintaining and enhancing the diversity of backgrounds and experiences of our board of directors and in furtherance of this, the Board and the Nominating and Governance Committee conduct annual self-evaluations to assess their performance and effectiveness, including consideration of the array of skills, knowledge and diverse backgrounds and perspectives on the Board.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview

This discussion provides an overview and analysis of our compensation programs and policies, the compensation decisions we made under those programs and policies, and the factors we considered in making those decisions. We also provide a series of tables that present information about the compensation earned or paid in each of 2018, 2019, and 2020 to our named executive officers, including:
•David J. Colo – Mr. Colo, our Chief Executive Officer, joined the Company as a member of the Board in August 2015 before serving as President and Chief Operating Officer in March 2020 and becoming Chief Executive Officer in May 2020.
•Brandon M. Gall - Mr. Gall was appointed the Vice President of Finance and Chief Financial Officer of the Company in April 2019.
•David E. Rindom – Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.
•David E. Dykstra – Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.
•Stephen J. Glaser – Mr. Glaser has served as Vice President of Production and Engineering since October 2015.
•Augustus C. Griffin – Mr. Griffin served as President and Chief Executive Officer from July 2014 until March 2020 and as Chief Executive Officer until his retirement from the Company in May 2020.
The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.
Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable, and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation so that the interests of the executive officers will be aligned with those of stockholders.
Components of Our Compensation Program

The principal components of our compensation program are base salary, annual cash incentive awards, long-term equity incentives, and equity- and non-equity-based retirement compensation.
•Base salary is designed to attract and retain executives over time. In setting base salaries, our objectives are to assure internal fairness of pay in terms of job size, external competitiveness so that we can attract and retain needed talent, and a consistent, motivating system for administering compensation. Base salaries of named executive officers are reflected in the Salary column of the Summary Compensation Table.
•Short-term incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders. Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•Long-Term Incentives, which have in recent years been in the form of restricted stock units, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees, and be cost efficient. The Human Resources and Compensation Committee’s typical practice is to grant awards made with respect to a year as soon as practicable following the close of the year based on the performance during that year. In accordance with the rules of the Securities and Exchange Commission relating to the reporting of stock awards, such awards are included in the Summary Compensation Table for the year in which they were made, rather than in the year to which they relate. The grant date fair values of awards, computed in accordance with FASB ASC Topic 718, made during 2020, 2019, and 2018 to the named executive officers are shown in the Stock Awards column of the Summary Compensation Table. Awards made with respect to 2020 performance were made in early 2021, and are, therefore, not included in the Summary Compensation Table. Awards made with respect to 2019 were made in early 2020 and are included in the Summary Compensation Table. Any dividends paid on restricted stock units during a period are included in the All Other Compensation column of the Summary Compensation Table for the period in which they are paid.
•Non-Equity-Based Retirement Compensation, provided through our 401(k) plan and our non-qualified deferred compensation plan, permits employees to, among other things, reduce their current income taxes by making limited pre-tax contributions to increase, enhance and diversify their retirement savings. Named executive officers participate in the 401(k) plan on the same basis as other eligible employees. Amounts, if any, contributed by the Company under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table. In 2018 the Company adopted a non-qualified deferred compensation plan for its executive officers. The deferred compensation plan permits participants to defer salary or short-term incentive payments. Amounts deferred are deemed invested in investments selected by the participant from a limited number of choices available in the Company's 401(k) plan. Mr. Gall, Mr. Glaser, and Mr. Rindom participated in the deferred compensation plan in 2020, and each deferred a portion of their short-term incentive paid in 2021.
Consideration of Say-On-Pay Results

At the 2020 Annual Meeting of Stockholders, all of the shares of Preferred Stock and more than 99% of the shares of Common Stock voting on the matter voted for the approval of compensation of the Company’s named executive officers. We believe this indicates stockholder confidence in our pay for performance philosophy.
How We Determine Compensation

As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Chief Executive Officer provides the Committee with performance reviews and salary recommendations for other officers.
The Committee has unrestricted access to management. It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation and the Committee’s independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in an executive session of non-management directors only.
The Committee has sole discretion, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it determines the services of such advisors to be necessary or appropriate.

Base Salary. Our Vice President – Chief Administrative Officer develops a summary of the titles and job descriptions of senior officers and other employees and submits them to a retained compensation consultant, which maintains survey data for similar-sized manufacturing firms. A retained compensation consultant prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from a retained compensation consultant updated information regarding average pay increases at the companies for which a retained compensation consultant maintains survey data. This survey information, or summaries thereof, is provided to the Human Resources and Compensation Committee. The Committee reviews this information and considers any recommendation made by the Chief Executive Officer with respect to other named executive officers. The Committee then tries to assure that each officer’s base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at the midpoint of this targeted range for comparable positions at companies within the survey, a particular individual’s salary may fall above or below the targeted level because of his or her tenure, experience level, or performance. The Human Resources and Compensation Committee has approved the 50th percentile of the market as the target for base salaries.

When made, annual adjustments usually take place after the start of the next year, but are retroactive to the start of such year. When making annual adjustments, the Human Resources and Compensation Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions. Adjustments sometimes occur at other times of the year as a result of a promotion or other change in duties.
Annual Cash Incentive. We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of our stockholders. The goal of our annual program is to align more closely how we compensate employees with our business strategy. Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment, and create efficiencies to improve our ongoing operations. We reward them for success by basing annual cash bonuses on the attainment of performance metrics that correspond with the creation of shareholder value.

Short-Term Incentive Plan. The Company's Short-Term Incentive Plan (the “STI Plan”) is designed to motivate and retain Company officers and employees and to tie their short-term incentive compensation to achievement of certain profitability goals of the Company. Pursuant to the STI Plan, short-term incentive compensation is dependent on the achievement of certain performance metrics by the Company established by the Board of Directors and certain individual qualitative objectives. Each performance metric is calculated in accordance with the rules approved by the Human Resources and Compensation Committee. For 2020, such performance metrics were operating income, EBITDA, and earnings per share (EPS), each calculated as presented in the table below. Operating income was the core measure of performance under the STI Plan, reflecting the belief that this measure of performance is the most sensitive to management's performance. EBITDA is a common metric used by shareholders to measure performance and EPS reflects the Company's full financial performance. These quantitative goals represent 90% of the total short-term incentive. In addition, 10% of the total incentive was based on qualitative goals. Levels in the table below for operating income and EBITDA are shown in thousands. The performance metrics listed below exclude the impact of bonus payments made as a result of achievement of these metrics under the STI Plan.

	Weighting	Minimum Payout 50%	Plan Payout 100%	Maximum Payout 200%
Operating Income	70%	$49,989	$56,280	$69,393
EBITDA	20	62,891	69,182	82,295
Earnings per share	10	2.12	2.40	2.98

The Human Resources and Compensation Committee determines the officers and employees eligible to participate under the STI Program for the plan year as well as the target annual incentive compensation for each participant for each plan year.

For 2020, the Human Resources and Compensation Committee adjusted the Company's actual results to exclude certain CEO transition costs and mergers and acquisition fees. The Committee excluded costs of $2,885,000 related to these items, which were not anticipated when the performance targets were determined. The Human Resources and Compensation Committee determined that after reflecting this adjustment for purposes of the STI Plan, before factoring in the impact of bonus payments made as a result of the Company's performance, the Company achieved Operating Income of $69,450,000, EBITDA of $83,038,000, and earnings per share of $3.02. The Committee determined performance for each metric met or exceeded the 200% of target payout thresholds. As a result of this performance, and after giving effect to the qualitative portion of the STI Plan, in early 2021, Mr. Colo received a payment of $1,025,000, Mr. Gall received a payment of $385,269, Mr. Rindom received a payment of $522,254, Mr. Dykstra received a payment of $329,212, Mr. Glaser received a payment of $310,865, and Mr. Griffin received a payment of $579,422.

Long-Term Incentives

The 2014 Equity Incentive Plan. On May 22, 2014, stockholders approved the 2014 Equity Incentive Plan. The Board reserved 1,500,000 shares of Common Stock for issuance under the plan. The 2014 Equity Incentive Plan authorizes awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash performance awards. The mix of long-term incentives going forward is expected to continue to be 100% in three-year cliff-vesting restricted stock unit awards. Each named executive officer’s participation level is subject to Human Resources and Compensation Committee discretion. The long-term incentive awards made in any given year under the 2014 Equity Incentive Plan relate to performance for the prior year.

In early 2021, each of the named executive officers received an award of restricted stock units under the 2014 Equity Incentive Plan, related to their performance in 2020 in the amounts presented below.

	2/11/2021
		Grant
	# of	date fair
Participant	RSUs	value($)
Mr. Colo	19,322	$1,281,250
Mr. Gall	6,294	417,375
Mr. Rindom	9,001	596,861
Mr. Dykstra	6,454	427,975
Mr. Glaser	6,094	404,125
Mr. Griffin	10,923	724,279

Retirement Compensation. We provide non-equity-based compensation through our 401(k) plan, a tax-qualified defined contribution plan. Our 401(k) plan allows a Company match of 1% for each 1% of employee deferral to a maximum of 6%. Named executive officers participate in the 401(k) plan on the same basis as other employees. Amounts contributed under the 401(k) plan have been allocated to participant accounts in proportion to each participant’s eligible compensation, as defined in the plan. In 2018 the Company adopted a non-qualified deferred compensation plan for its executive officers. The deferred compensation plan permits participants to defer salary or short-term incentive payments. Amounts deferred are deemed invested in investments selected by the participant from a limited number of choices available in the Company's 401(k) plan. Mr. Gall, Mr. Glaser, and Mr. Rindom participated in the deferred compensation plan in 2020, and deferred a portion of their short-term incentive paid in 2021.

Executive Severance Plan. On February 12, 2020, the Company established the MGP Ingredients, Inc. Executive Severance Plan. The plan provides the Company’s executive officers the opportunity to receive severance benefits in the event of certain terminations of employment, with the purpose to attract and retain qualified executives. Pursuant to the plan, upon a qualifying termination (generally, a termination by the Company without cause or a termination by the participant for good reason (each as defined in the plan)) then the participant would receive severance in an amount equal to an applicable severance multiplier (one for any participant who is not the chief executive officer and two for any participant who is the chief executive officer) times the participant’s base salary in effect immediately prior to the date of the termination. In addition, participants would receive a prorated annual bonus based on the Company’s actual performance in the year in which termination occurs. Participants are eligible for reimbursement for certain COBRA premiums for a limited period of time. The plan does not affect the terms of any outstanding equity awards. Any severance benefits payable to a participant under the plan would be reduced by any severance benefits to which the participant would otherwise be entitled under any other severance policy or plan, including any agreement between a participant and the Company (unless the plan or agreement expressly provides for severance benefits to be in addition to those provided under the plan).

Other Compensation Programs. We do not provide executive perquisites of any significance. We also do not have significant executive benefits, such as supplemental executive retirement plans. Mr. Colo receives an automobile allowance of $500 per month pursuant to the terms of his employment agreement, which allowance Mr. Griffin received as well under his employment agreement until his retirement in May 2020.

Employment Agreements and Other Arrangements

Colo Employment Agreement
In connection with Mr. Colo’s appointment as an officer of the Company, initially as President and Chief Operating Officer effective March 16, 2020, and as Chief Executive Officer upon Mr. Griffin’s retirement, the Company and Mr. Colo entered into an employment agreement on February 7, 2020. The employment agreement sets forth Mr. Colo’s base salary, signing bonus and short-term incentives as follows:

Base Salary. Mr. Colo would receive a base salary of $650,000 per year. Mr. Colo’s base salary would be reviewed annually by the Human Resources and Compensation Committee in accordance with the performance evaluation practices of the Company, but it may not be decreased without Mr. Colo’s consent.

Signing Bonus. Mr. Colo was granted an award of 8,000 restricted stock units under the Company’s 2014 Equity Incentive Plan (the "Equity Plan"), which will vest on March 16, 2023.

Short-Term Incentive. For 2020, Mr. Colo’s target short-term incentive award pursuant to the Company’s short-term incentive plan ("STI Plan") for the attainment of the Company’s 2020 performance measures was $650,000, prorated from the effective date of his employment agreement. The amount and timing of payments under the STI Plan will be at the discretion of the Human Resources and Compensation Committee based on the attainment by the Company of quantitative performance measures set by the Board and qualitative goals for Mr. Colo determined by the Human Resources and Compensation Committee. For 2020, Mr. Colo’s threshold STI Plan award was 90% of the target STI Plan award and Mr. Colo’s maximum STI Plan award, for attainment of Company performance measures greater than 120% of the target, was 200% of the target award. The terms and conditions of the STI Plan for future years will be reviewed and established annually by the Human Resources and Compensation Committee.

Long-term Incentive. Mr. Colo will be eligible to participate in the Company’s long-term equity incentive program for each fiscal year during which he is employed under the terms of the employment agreement, with an award for each year during its term as determined by the Human Resources and Compensation Committee. The awards made under the Equity Plan in any given year will be for performance for the immediately preceding year pursuant to the Equity Plan. For 2020, the Compensation Committee has approved the long-term incentive goals for his service in 2020, and based on these goals and the Company’s performance in 2020, in February 2021 Mr. Colo received an award of restricted stock units, with performance at target resulting in an award of restricted stock units with a grant date fair value equal to 125% of his base salary, prorated from the effective date of his employment agreement.

For 2020, Mr. Colo’s threshold LTI award was 90% of the target LTI award and Mr. Colo’s maximum LTI award, for attainment of Company performance measures greater than 120% of the target, was 200% of the target award.

Severance. Except in the event of a voluntary termination by Mr. Colo without good reason, termination by the Company with cause, or upon a termination at death or for disability, Mr. Colo will receive severance of (i) two times his base salary, (ii) a pro-rata short-term incentive award based on actual performance for the full year in which the termination occurs or the full-year award for any completed year unpaid as of the date of termination, and (iii) a pro-rata long-term incentive award for the year in which termination occurs or the full-year award for any completed year unpaid as of the date of termination. In addition, except in the event of a termination by the Company with cause, upon termination all outstanding restricted stock units that are then unvested will vest. Upon a termination for disability or death, Mr. Colo or his estate will receive severance of (i) one times his base salary, (ii) a pro-rata short-term incentive award based on actual performance for the full year in which the termination occurs or the full-year award for any completed year unpaid as of the date of termination and (iii) the full-year long-term incentive award for any completed year unpaid as of the date of termination.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines to better align the interests of our executive officers and directors with the interests of stockholders and further promote our commitment to sound corporate governance.

Under the guidelines, our executive officers are required to achieve ownership of our Common Stock valued at two times their annual base salary (five times in the case of the Chief Executive Officer and two and a half times in the case of the Chief Financial Officer). The individual guideline level for each executive officer is initially calculated using the executive officer’s base salary as of the date the person is first appointed as an executive officer. This guideline level is then recalculated at each January 1st. Unless an executive officer has satisfied his or her applicable guideline level, the executive officer is required to retain an amount equal to 50% of the net shares received as the result of the exercise, vesting or payment of any equity awards granted to the executive officer. Executive officers are expected to be in compliance with their guideline level within five (5) years of the later of (a) becoming an executive officer and (b) implementation of this policy. As of January 1, 2021, with the exception of Mr. Colo, who was appointed to his position in 2020, Mr. Gall, who was appointed to his position in 2019, and Mr. Glaser, who was appointed to his current position in 2015, each of the named executive officers has satisfied the ownership requirements. As of April 9, 2021, Mr. Glaser has satisfied the ownership requirements, and each of Messrs. Colo, and Gall are progressing toward attaining the applicable ownership guideline.
Under the guidelines, the chairman of the Board is expected to beneficially own Common Stock valued at five times the annual cash retainer as a director and each other non-employee director is expected to beneficially own Common Stock valued at three times the annual cash retainer payable to such director. The guideline level is calculated using the annual cash retainer due the director when first elected to the Board. This guideline level is then recalculated at each January 1st. Non-employee directors are required to satisfy their guideline level within three (3) years of joining the Board, and are expected to continuously own sufficient shares to satisfy the guideline once attained for so long as they remain a member of the Company’s Board.
Shares that count toward satisfaction of the stock ownership guidelines for executive officers and directors include the following: (i) shares owned outright by the executive officer or director, or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the executive officer or director, or his or her immediate family members; (iii) vested shares of restricted stock; and (iv) vested shares of restricted stock units. The following do not count towards satisfaction of the stock ownership guidelines: (i) unvested shares of restricted stock or restricted stock units; (ii) shares pledged as collateral for a loan; (iii) unexercised stock options (whether vested or unvested); and (iv) incentive performance awards that may be settled in cash (whether vested or unvested).

The stock ownership guidelines are administered, interpreted, and construed by the Human Resources and Compensation Committee. In administering the stock ownership guidelines, the Human Resources and Compensation Committee will annually review the extent to which each executive officer and director of the Company has complied with the stock ownership policy.
The ownership levels of our named executive officers and non-employee directors as of April 9, 2021 are set forth in the table entitled “Principal Stockholders” below. We also have an insider trading policy that, among other things, prohibits executive officers from entering into any hedging or monetization transactions or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar or other derivative security. Other than the stock ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting.

Accounting Considerations and Other Matters

Accounting Considerations. We do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation. Total expected compensation expense for each grant program is amortized over the vesting period of the awards. Compensation expense related to the restricted stock unit awards in 2020 and 2021 was based on market price of stock on the award dates.
Other Matters. Our code of conduct discourages short sales and trading in our stock on a short-term basis.
Under our clawback policy, a participant under any of our annual incentive or other performance-based compensation plans is required to repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:
•the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently determined to be erroneous,
•the amount of the compensation that would have been received by the participant had the financial results been properly reported would have been lower than the amount actually received, and
•the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the participant to repay or forfeit all or any portion of the compensation. In this regard, compensation includes proceeds, gains or other economic benefit actually or constructively received by the participant upon receipt or exercise of an award or upon receipt of resale of any shares of stock underlying an award.
All determinations and decisions made by the Board pursuant to the provisions of this policy are final, conclusive and binding on all persons.
Our policy applies to any annual incentive or other performance-based award granted to an officer and to other participants. The remedy specified in this policy is not intended to be exclusive, but in addition to every other right or remedy at law or in equity that may be available to us.
Our policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it is implemented. Any such amendment will be applicable to any annual incentive or other performance-based award made to any executive officer with respect to prior periods to the extent required by law.
Compensation Matters
For 2021, as in 2020, 10% of the STI award will be based on subjective evaluation of the executive officer’s qualitative performance, and 90% will be based on the attainment of goals established pursuant to certain quantitative metrics. The quantitative metrics used for evaluating 2021 executive officer performance will be:
•Operating income;
•EBITDA; and
•Earnings per share.
The Human Resources and Compensation Committee has determined that the short-term incentive opportunity for the named executive officers, ranges from 100% of each officer’s base salary for Mr. Colo, to 70% for Mr. Rindom, to 60% to Mr. Gall, and 50% of each such officer’s base salary for Mr. Dykstra and Mr. Glaser.
The long-term incentive opportunity for 2021 for the named executive officers, is 125% of such officer’s base salary for Mr. Colo, 80% of such officer’s base salary for Mr. Rindom, and 65% of such officer's base salary for Mr. Dykstra, Mr. Gall, and Mr. Glaser. The equity incentive awards based on 2021 performance will be made in early 2022. The awards provide for a cliff vest at the end of a three-year service period.

SUMMARY COMPENSATION TABLE
YEARS ENDED DECEMBER 31, 2020, DECEMBER 31, 2019, AND DECEMBER 31, 2018

The following table shows the compensation that we paid for services rendered to us in all capacities to the persons who served as our principal executive officer (“PEO”), principal financial officer (“PFO”), and the three most highly-compensated executive officers serving as such at the end of 2020. The table also includes information for each such person during the years ended December 31, 2019 and December 31, 2018 that he also was deemed a named executive officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Colo (a) (Current PEO)	2020	$512,674	$209,440	$1,025,000	$112,057	$1,859,171
Augustus C. Griffin (b)	2020	289,711	120,970	579,423	204,788	1,194,892
(Former PEO)	2019	655,000	778,050	96,785	38,176	1,568,011
	2018	595,001	741,458	778,055	38,714	2,153,228
Brandon M. Gall (c)	2020	315,000	247,213	385,269	25,388	972,870
(PFO)	2019	256,692	235,787	20,280	17,450	530,209
David E. Rindom (d)	2020	366,000	41,978	522,254	26,440	956,672
	2019	355,000	309,348	39,294	27,164	730,806
	2018	338,000	301,526	309,391	28,342	977,259
David E. Dykstra (e)	2020	323,000	30,268	329,212	24,787	707,267
	2019	315,000	192,816	19,374	22,839	550,029
	2018	295,000	187,143	192,759	26,610	701,512
Stephen J. Glaser (f)	2020	305,000	28,318	310,865	25,354	669,537
	2019	295,000	179,790	20,364	23,340	518,494
	2018	275,000	173,830	179,691	23,436	651,957

(a)Mr. Colo served as President and Chief Operating Officer from March 16, 2020 to May 2020 and has served as Chief Executive Officer and President since May 2020. His base salary was $650,000 for 2020.

(b)Mr. Griffin served as President and Chief Executive Officer from July 28, 2014 until March 16, 2020 and as Chief Executive Officer until his retirement in May 2020. His base salary was $655,000 for 2020.

(c)Mr. Gall was appointed Vice President of Finance and Chief Financial Officer on April 1, 2019. In connection with his promotion, his base salary was increased to $285,000 for 2019.
(d)Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.
(e)Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.
(f)Mr. Glaser has served as Vice President of Production and Engineering since October 2015.
(1)The amount shown is the grant date fair value of awards made during the period computed in accordance with FASB ASC Topic 718. Accelerated full or pro-rata vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividend equivalents on these shares during the vesting period, which are not taken into account in determining their grant date fair value. Mr. Colo, Mr. Griffin, Mr. Gall, Mr. Rindom, Mr. Dykstra, and Mr. Glaser were granted Restricted Stock Units based on 2020 performance in 2021 in the amounts of $1,281,242, $724,304, $417,355, $596,856, $427,965, and $404,093, respectively. These grants are not included in the table.

(2) Amounts due under the cash incentive payments for 2018 performance were made in the first quarter of 2019 and are reflected in the table above. Amounts due under the cash incentive payments for 2019 performance were made in the first quarter of 2020 and are reflected in the table above. Amounts due under the cash incentive payments for 2020 performance were made in the first quarter of 2021 and are reflected in the table above.

(3) Includes dividend equivalents paid on restricted stock unit awards in 2020 in the following amounts: Mr. Colo – $2,880; Mr. Griffin – $11,136; Mr. Gall - $5,220; Mr. Rindom - $4,484; Mr. Dykstra - $2,785; and Mr. Glaser $2,594. Includes the Company’s contributions to the Company’s 401(k) plan allocated to the accounts of each named executive officer for 2020 in the following amounts: Mr. Colo - $17,100; Mr. Griffin – $12,168; Mr. Gall - $17,100; Mr. Rindom - $17,100; Mr. Dykstra - $17,100; and Mr. Glaser - $17,100. Includes Company's contributions to premiums towards the purchase of additional life insurance in the following amounts: Mr. Griffin - $1,415.61; Mr. Gall - $212.28; Mr. Rindom - $1,489.00; Mr. Dykstra - $757.24; and Mr. Glaser - $1,575. Includes an automobile allowance for Mr. Griffin and Mr. Colo. Includes severance payment of $177,288 for Mr. Griffin, the sum of which was calculated by multiplying the cost of COBRA premium by the number of full calendar months from the date of Mr. Griffin's retirement until he and his spouse were Medicare eligible, which amount was grossed up to cover applicable taxes. Also includes $83,349 of moving expense reimbursement for Mr. Colo. Additionally includes amount paid by the Company towards the purchase of life insurance, accidental death and dismemberment insurance, and long-term disability insurance.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information with respect to each named executive officer concerning grants of awards during the year ended December 31, 2020, under both the Company’s equity and non-equity plans.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
David J. Colo
LTI Opportunity	2/12/2020				$320,313	$640,625	$1,281,250
STI Opportunity	2/12/2020	$256,250	$512,500	$1,025,000
Retention RSUs	3/16/2020							8,000	$209,400
Augustus C. Griffin
LTI Opportunity	2/12/2020				$181,070	$362,139	$724,278
STI Opportunity	2/12/2020	$144,856	$289,711	$579,422
RSUs	2/12/2020							3,533	$120,970
Brandon M. Gall
LTI Opportunity	2/12/2020				$104,344	$208,687	$417,374
STI Opportunity	2/12/2020	$96,317	$192,634	$385,269
RSUs	2/12/2020							720	$24,653
Retention RSUs	2/12/2020							6,500	$222,560
David E. Rindom
LTI Opportunity	2/12/2020				$149,216	$298,431	$596,862
STI Opportunity	2/12/2020	$130,564	$261,127	$522,254
RSUs	2/12/2020							1,226	$41,978
David E. Dykstra
LTI Opportunity	2/12/2020				$106,994	$213,988	$427,976
STI Opportunity	2/12/2020	$82,303	$164,606	$329,212
RSUs	2/12/2020							884	$30,268
Stephen J. Glaser
LTI Opportunity	2/12/2020				$101,031	$202,062	$404,124
STI Opportunity	2/12/2020	$77,716	$155,432	$310,865
RSUs	2/12/2020							827	$28,316

(1)The amounts reported under the Threshold, Target and Maximum columns in this table are the values of the possible incentive compensation awards calculated in accordance with the provisions set forth in the LTI Plan. The Threshold column reports the awards that would have been paid if 93% of the performance targets were met. If less than 93% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 115% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. The award amounts are denominated in dollars but are payable in restricted stock units in the number of shares that the award equates to at the time of payout. For 2020, each executive received an award amount that was the maximum award payable under the LTI Plan as described in “Compensation Discussion and Analysis - Long-Term Incentives”

(2)The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the STI Plan. The Threshold column reports the awards that would have been paid if 93% of the performance targets were met. If less than 93% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 115% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. For 2020, each executive received an award amount that was the maximum award payable under the STI Plan as reported in the Summary Compensation Table.
(3)The grant of RSUs reported for this award will vest on the third anniversary of each such award's grant date.
(4)The grant of RSUs reported for this award will vest on the fifth anniversary of such award's grant date.
OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2020

The following table shows information concerning restricted stock and restricted stock unit awards outstanding held by the named executive officers on December 31, 2020. No options were outstanding to any named executive officers as of such date. Amounts shown are based on a price of $47.06 per share, the closing market price on December 31, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested ($)
David J. Colo	8,000	(5)	$376,480
Augustus C. Griffin	9,691	(1)	$456,058
	3,533	(2)	$166,263
	9,975	(3)	$469,424
Brandon M. Gall	579	(3)	$27,248
	2,500	(4)	$117,650
	720	(2)	$33,883
	576	(1)	$27,107
	6,500	(6)	$305,890
David E. Rindom	3,941	(1)	$185,463
	1,226	(2)	$57,696
	3,966	(3)	$186,640
David E. Dykstra	2,446	(1)	$115,109
	2,472	(3)	$116,332
	884	(2)	$41,601
Stephen J. Glaser	2,272	(1)	$106,920
	827	(2)	$38,919
	2,305	(3)	$108,473
(1)This award vested on March 5, 2021.
(2)This award will vest on February 12, 2023.
(3)This award will vest on February 25, 2022.
(4)This award will vest on February 18, 2024.
(5)This award will vest on March 16, 2023.
(6)This award will vest on February 12, 2025.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to each named executive officer concerning the exercise of options and the vesting of stock during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($)(1) (e)
David J. Colo	—	—	—	—
Augustus C. Griffin	—	—	9,586	$326,595
Brandon M. Gall	—	—	880	29,982
David E. Rindom	—	—	3,031	103,266
David E. Dykstra	—	—	2,716	92,534
Stephen J. Glaser	—	—	2,584	88,037
(1)The value realized upon vesting was calculated using the closing price of the Company’s Common Stock on February 14, 2020, the date the shares vested, multiplied by the number of shares vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
General
As noted above, our long-term incentive plans contain change-in-control provisions. The employment agreements with some of our named executive officers discussed above in “Compensation Discussion and Analysis - Employment Agreements and Other Arrangements” contain change-in-control provisions as well. Additionally, as noted in "Compensation Discussion and Analysis - Long-Term Incentives", the Company's executive officers participate in the MGP Ingredients, Inc. Executive Severance Plan, which provides the opportunity to receive severance benefits in the event of certain terminations of employment.
Employment Agreements
As discussed above, the Company entered into an employment agreement with Mr. Colo on February 7, 2020. Except in the event of a voluntary termination by Mr. Colo without good reason, termination by the Company with cause, or upon a termination at death or for disability, Mr. Colo will receive severance of (i) two times his base salary, (ii) a pro-rata short-term incentive award based on actual performance for the full year in which the termination occurs or the full-year award for any completed year unpaid as of the date of termination, and (iii) a pro-rata long-term incentive award for the year in which termination occurs or the full-year award for any completed year unpaid as of the date of termination. In addition, except in the event of a termination by the Company with cause, upon termination all outstanding restricted stock units that are then unvested will vest. Upon a termination for disability or death, Mr. Colo or his estate will receive severance of (i) one times his base salary, (ii) a pro-rata short-term incentive award based on actual performance for the full year in which the termination occurs or the full-year award for any completed year unpaid as of the date of termination and (iii) the full-year long-term incentive award for any completed year unpaid as of the date of termination.

Griffin Retirement

Mr. Griffin retired from his position as Chief Executive Officer in May 2020. As a result of his retirement, he received the following compensation: (i) a $177,288 payment to cover health insurance premiums until he and his wife become Medicare eligible, (ii) a prorated STI award for 2020 performance in the amount of $579,423, and (iii) and a prorated LTI award for 2020 performance in the amount of 10,923 restricted stock units.
Executive Severance Plan

Pursuant to the executive severance plan, upon a qualifying termination (generally, a termination by the Company without cause or a termination by the participant for good reason (each as defined in the plan)) then the participant would receive severance in an amount equal to:
•an applicable severance multiplier (one for any participant who is not the chief executive officer and two for any participant who is the chief executive officer) times the participant’s base salary in effect immediately prior to the date of the termination, which is paid in substantially equal installments over the one-year period following termination in accordance with the Company's normal payroll practices, beginning on the 61st day following termination; plus
•a prorated annual short-term incentive bonus based on the Company’s actual performance in the year in which termination occurs, which shall be paid on the date that annual bonus payments are paid to the Company's senior executives; and
•reimbursement for certain COBRA premiums for a limited period (up to 24 months after termination in the case of a participant who is the chief executive officer and 6 months in the case of a participant that is not the chief executive officer).
The plan does not affect the terms of any outstanding equity awards. Any severance benefits payable to a participant under the plan would be reduced by any severance benefits to which the participant would otherwise be entitled under any other severance policy or plan, including any agreement between a participant and the Company (unless the plan or agreement expressly provides for severance benefits to be in addition to those provided under the plan).
Restricted Stock Unit Awards

Restricted stock units granted under the 2014 Plan will generally vest over a period of not less than three (3) years from the date of grant of such Award, provided that such Award may vest earlier on a pro-rata basis over any vesting period. Upon the occurrence of a change in control (as defined in the 2014 Equity Incentive Plan) or upon the participant’s death or disability any restricted stock units that have not previously vested will vest. Upon termination of employment or separation from service without cause, or upon the occurrence of such other event to the extent specified in the applicable award agreement, any restricted stock units that have not previously vested shall be forfeited. Upon retirement at or after age 65, generally the award will vest, with the payment under the award made on the settlement date originally contemplated by the award agreement. The Committee may, in its sole discretion, waive such vesting requirement, or provide for continued vesting consistent with the vesting period in an Award; provided that it shall not waive such requirement or continue such vesting to the extent such action would create adverse tax consequences for a Participant under Code Section 409A or result in any Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) to cease to so constitute performance-based compensation. Generally, any Award under the 2014 Equity Incentive Plan to a participant who has experienced a termination of employment, separation from service, or termination of some other service relationship with the Company and its affiliates may be canceled, accelerated, paid or continued, as provided in the applicable award agreement, or, as the Committee may otherwise determine to the extent not prohibited by the 2014 Equity Incentive Plan.
Annual Incentive Plan
Under the terms of the Executive Severance Plan, and in the case of Mr. Colo, his employment agreement, if an executive officer's employment terminates during a plan year and the termination is without cause or for good reason, he would receive a prorated payment of short-term incentive compensation for the plan year. Upon a change of control, the annual incentive plan terminates. The Human Resources and Compensation Committee will determine payments on an annualized basis, based on the Company's performance through the most recently completed quarter for which financial results are available. Incentive compensation will be paid on a pro-rata basis (measured through the end of such quarter) in accordance with the guidelines for payment of annual incentive compensation described in “Compensation Overview – Annual Cash Incentive.” The Committee may elect to make a partial incentive compensation payment on the basis of estimated results before the end of the year. Payment is to be made in a lump sum as soon as feasible following the change in control, but in no event later than two and one-half months following the end of the plan year in which the change in control occurs.
Life Insurance and Long-Term Disability Insurance
In the event of death, the estate of each named executive officer who has elected to receive additional life insurance coverage is entitled to receive a life insurance benefit of $500,000, which benefit is not included in the table below. Additionally, if any of the named executive officer is disabled, the named executive officer is entitled to a long-term disability benefit payment of $7,000 month, which is not included in the table below.
Post Termination and Change-in-Control Benefits as of December 31, 2020
The following table sets forth amounts of compensation due each named executive officer in accordance with their respective employment agreement (in the case of Mr. Colo), award agreements and under the Executive Severance Plan in the event the named executive officer's employment with the Company terminates as of December 31, 2020. Amounts shown are based on a price of $47.06 per share, the closing market price on December 31, 2020.

	Termination Value ($)
Name*	Retirement at or after Age 65 (1)	Termination without cause or resignation for good reason(2)($)	Change in Control Value (3)($)	Death or Disability Value (4) ($)
David J. Colo	—	$1,705,529	$376,480	$1,026,480
Brandon M. Gall	—	707,738	511,778	511,778
David E. Rindom	$429,799	897,401	429,799	429,799
David E. Dykstra	—	661,621	273,042	273,042
Stephen J. Glaser	—	625,274	254,312	254,312
* Mr. Griffin is not included in the table because he was not an employee on December 31, 2020 and his actual severance paid is detailed under "Potential Payments Upon Termination or Change-in-Control - Griffin Retirement" above.

(1)Retirement at or after age 65: Vesting of unvested equity awards accelerated. Mr. Rindom is the only named executive officer that was retirement eligible on December 31, 2020.
(2)Termination without cause or resignation for good reason: For named executive officers except Mr. Colo: 1x base salary plus, pro-rated short term incentive (in this case, the full award since the date of termination is year end), plus certain COBRA premium reimbursement for 6 months. For Mr. Colo: 2x base salary, pro-rated short term incentive award for year in progress (in this case, none since the date of termination is year end), prorated long-term incentive award for year in progress (in this case, none since the date of determination is year end), vesting of all outstanding equity awards, plus certain COBRA premium reimbursement for 24 months. Named executive officers must comply with a nonsolicitation and confidentiality provision and execute and comply with a release of claims and non-disparagement agreement.
(3)Change in Control: Vesting of unvested equity awards accelerated.
(4)Death/Disability: For named executed officers except Mr. Colo: vesting of unvested equity awards accelerated. For Mr. Colo: prior year short-term incentive award, plus prior year long-term incentive award, plus pro rata bonus for year in progress (in this case, none since the date of termination is year end), plus 1x base salary, and vesting of unvested equity awards. Life insurance and long-term disability insurance benefits are described above and excluded from these totals.
CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Griffin, our Chief Executive Officer. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.
On November 1, 2017, we identified the median employee using our employee population. Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total compensation of our employees. Specifically, we identified the median employee by looking at payroll data for compensation paid through the measurement date. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.
After applying our CACM methodology, we identified the median employee for 2017. Under the SEC rules, we are only required to identify the median employee once every three years. However, if it is no longer appropriate for us to continue to use the median employee identified last year due to a change in the median employee's circumstances that we reasonably believe would result in a significant change in our pay ratio disclosure, we are permitted to use another employee whose compensation is substantially similar to the original median employee based on the CACM used to select the original median employee. The original median employee's compensation for 2018 was significantly reduced due to a prolonged medical leave during 2018. As a result, the median employee for 2018 was another employee whose compensation is substantially similar to the original median employee based on the CACM used to select the original median employee. The same employee was determined to be the median employee for 2019 and 2020.

Once the median employee was identified for 2020, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $71,371. Our CEO’s compensation as reported in the Summary Compensation Table was $1,859,171. Therefore, our CEO to median employee pay ratio is 26:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies and apply various assumptions. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. A multitude of factors that could cause ratios to be less meaningful for company-to-company comparisons include the following, among others:
•Differences in industry and business type;
•Variations in the way companies organize their workforces to accomplish similar tasks;
•Differences in the geographical distribution of employees;
•Degree of vertical integration;
•Reliance on contract and outsourced workers; and
•Ownership structure.

Compensation of Directors

Members of the Board who are not Company employees (“Non-Employee Directors”) receive compensation for their service. Mr. Colo, our CEO, does not receive any compensation for his service as a member of the Board. The Human Resources and Compensation Committee annually reviews the total compensation of our Non-Employee Directors and each element of our Non-Employee Director compensation program. As part of this process, the Human Resources and Compensation Committee evaluates market data, including data provided by its independent compensation consulting firm, and makes a recommendation to the Board.

DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2020

The following table shows compensation earned by or paid to all persons who were directors during 2020 who were not also executive officers during such period.

Name	Fees Earned or Paid in Cash ($)(1)(3)(4)	Common Stock (vested) ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
James L. Bareuther	$68,311	$86,901	$—	$155,212
David J. Colo (5)	14	17,167	—	17,181
Terrence P. Dunn	115	155,385	—	155,500
Anthony P. Foglio	75,515	69,985	—	145,500
Lynn M. Jenkins	31,488	117,012	—	148,500
Karen L. Seaberg	90	196,410	—	196,500
Kerry A. Walsh Skelly	78,515	69,985	—	148,500
M. Jeannine Strandjord	92,515	69,985	—	162,500

(1)Employee directors do not receive any fees for attendance of any meeting of the Board of Directors. Directors elected other than at the Annual Meeting of Stockholders receive pro-rated compensation for their service. For 2020, non-employee directors received an annual retainer of $140,000 payable as follows: $70,000 in cash paid in quarterly installments (in advance at the election of the director) and $70,000 in restricted stock (which shall vest upon the election of the director). The chair of the Audit Committee was paid an additional retainer of $14,000, the chair of the Human Resources and Compensation Committee was paid an additional retainer of $7,000 and the chair of the Nominating and Governance Committee was paid an additional retainer of $7,000. The annual fee for serving as Chairman of the Board was $50,000.
(2)Pursuant to the Non-Employee Directors’ Restricted Stock Plan, on the first business day following the date of each Annual Meeting of stockholders, each non-employee director then-serving was awarded shares of restricted stock with a fair market value of $70,000, as determined on such first business day following the Annual Meeting. Fractional shares were paid in cash. The amount shown in the table is the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Grant date fair value per share was assumed to be the closing price of the Company’s Common Stock on the grant date.
(3)Messrs. Bareuther, Colo, Dunn, and Ms. Jenkins and Ms. Seaberg each elected to receive a portion of their cash compensation in shares of common stock.
(4)Fees for fourth quarter 2020 meetings and retainers were paid during first quarter 2021.
(5)Mr. Colo became an employee of the Company in March 2020 and ceased receiving fees for his service as director.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 9, 2021, the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director and director nominee of the Company, (iii) each of the named executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.

	Amount and nature of beneficial ownership (a)
Name of beneficial owner	Common Stock		Preferred Stock
	No. of Shares	%	No. of Shares	%
James L. Bareuther	5,313	*	—	—
David J. Colo	14,818	*	—	—
Neha J. Clark	—	*	—	—
Terrence P. Dunn (b)	62,954	*	—	—
David E. Dykstra	25,270	*	—	—
Anthony P. Foglio (c)	36,636	*	—	—
Brandon M. Gall	5,500	*	—	—
Thomas A. Gerke	—	*	—	—
Stephen J. Glaser	11,549	*	—	—
Augustus C. Griffin	81,107	*	—	—
Lynn M. Jenkins	5,584	*	—	—
Donn Lux (d)	3,961,823	18.0	—	—
Lux Family Group (e)	5,007,828	22.8	—	—
Lori L.S. Mingus (f)	510,640	*	—	—
Kevin S. Rauckman	—	*	—	—
David E. Rindom (g)	34,778	*	—	—
Karen L. Seaberg (h)	3,540,273	16.1	297	68.0
Kerry A. Walsh Skelly	2,908	*	—	—
M. Jeannine Strandjord (i)	46,172	*	—	—
All executive officers and directors as a group ((21)(j))	7,904,406	36.0	297	68.0
Thomas Cray (k)	1,000	*	111	25.4
Conestoga Capital Advisors, LLC **	1,325,296	6.0	—	—
Champlain Investment Partners, LLC***	1,431,745	6.5	—	—
BlackRock, Inc. ****	1,957,696	8.9	—	—

* less than 1%
** Based on a Schedule 13G/A filed on January 17, 2020, Conestoga Capital Advisors, LLC has a business address of 550 E. Swedesford Rd., Ste 120, Wayne, Pennsylvania 19087. Its Schedule 13G/A indicates sole voting power over 1,203,546 shares of the Company's Common Stock and sole dispositive power over 1,325,296 shares of the Company's Common Stock.
*** Based on a Schedule 13G/A filed on February 12, 2021, Champlain Investment Partners, LLC has a business address of 180 Battery St., Burlington, Vermont 05401. Its Schedule 13 indicates sole voting power over 1,100,565 shares of the Company's Common Stock and sole dispositive power over 1,431,745 shares of the Company's Common Stock.
**** Based on Schedule 13G/A filed on January 27, 2021, BlackRock, Inc. has a business address of 55 East 52nd Street, New York, New York 10555. Its Schedule 13G/A indicates sole voting power over 1,940,974 shares of the Company's Common Stock and sole dispositive power over 1,957,696 shares of the Company's Common Stock.

(a)For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them. Except as otherwise indicated in the table or the footnotes below, as of April 9, 2021, each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002. Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.
(b)Includes 6,179 shares of Common Stock held directly and 56,775 shares of Common Stock held in a trust.
(c)Includes 6,636 shares of Common Stock held directly and 30,000 shares of Common Stock held in an IRA.
(d)Donn S. Lux may be deemed to hold sole voting and dispositive power with respect to the 3,934,099 shares of Common Stock held by the Luxco 2017 Irrevocable Trust dated June 19, 2017, the Ann S. Lux 2005 Irrevocable Trust FBO Donn S. Lux dated September 16, 2005, the Ann S. Lux 2005 Irrevocable Trust FBO Donn S. Lux QSST LRD dated September 16, 2005, the Ann S. Lux 2005 Irrevocable Trust FBO Caroline Lux Kaplan dated September 16, 2005 and the Ann S. Lux 2005 Irrevocable Trust FBO Paul S. Lux dated September 16, 2005, and shared voting and dispositive power over the 27,724 shares of Common Stock held by the Lux Children Irrevocable Trust dated May 24, 2012. Excludes 367,270 shares of Common Stock that may be deemed to be beneficially owned by Michele Lux, the spouse of Donn S. Lux. Michele Lux may be deemed to hold shared voting and dispositive power over 367,270 shares held by the Andrew Broddon Lux Luxco Irrevocable Trust dated July 30, 2012 and the Philip Donn Lux Luxco Irrevocable Trust dated July 30, 2012. Donn S. Lux disclaims beneficial ownership of the shares of Common Stock that may be beneficially owned by his spouse. The Luxco 2017 Irrevocable Trust dated June 19, 2017, holds 1,763,286 shares of Common Stock. None of the other above referenced trusts holds more than 5% of the outstanding Common Stock of the Company.
(e)The following information is based on a Schedule 13D (the “Lux Family Schedule 13D”) filed on April 5, 2021 by (i) Luxco 2017 Irrevocable Trust dated 6/19/2017, (ii) Ann S. Lux 2005 Irrevocable Trust FBO Donn S. Lux dated 9/16/2005, (iii) Ann S. Lux 2005 Irrevocable Trust FBO Donn S. Lux QSST LRD dated 9/16/2005, (iv) Andrew Broddon Lux Luxco Irrevocable Trust dated 7/30/2012, (v) Philip Donn Lux Luxco Irrevocable Trust dated 7/30/2012, (vi) Caroline L. Kaplan Revocable Trust dated 12/16/2009, (vii) Ann S. Lux 2005 Irrevocable Trust FBO Caroline Lux Kaplan dated 9/16/2005, (viii) Ann S. Lux 2005 Irrevocable Trust FBO Catherine N. Lux dated 9/16/2005, (ix) CNL 2013 Irrevocable Trust dated 4/2/2013, (x) Ann S. Lux 2005 Irrevocable Trust FBO Paul S. Lux dated 9/16/2005, (xi) Lux Children Irrevocable Trust dated 5/24/2012, (xii) Donn S. Lux, (xiii) Leslie P. Lux, (xiv) Paul S. Lux, (xv) Michele B. Lux, (xvi) Christopher E. Erblich, (xvii) Caroline Lux Kaplan, (xviii) Catherine N. Lux and (xix) PandoTree Trust Company, LLC (“PandoTree”) (the foregoing trusts are collectively referred to as the “Lux Sellers” and all of the foregoing persons are referred to as the “Lux Family Group”). The business address of each member of the Lux Family Group, other than Christopher Erblich and PandoTree, is 5050 Kemper Avenue, St. Louis, Missouri 63139. The business address for Christopher Erblich is 5060 N. 40th Street, Suite 250, Phoenix, AZ 85018 and for PandoTree is 212 S. Main Avenue, Suite 145, Sioux Falls, SD 57104.
The Lux Sellers collectively own 5,007,828 shares of Common Stock. Each member of the Lux Family Group could be deemed to beneficially own all the shares of Common Stock owned by the other members of the Lux Family Group. However, each member of the Lux Family Group disclaims beneficial ownership of the shares of Common Stock held by the other members of the Lux Family Group.
Pursuant to a Shareholders’ Agreement dated April 1, 2021 among the Company, the Lux Sellers, Karen Seaberg and Lori Mingus, the Lux Sellers have the right to nominate (i) two directors to the Company’s board of directors for so long as they continue to own at least 15% of the Company’s outstanding shares of Common Stock, and (ii) one director to the Company’s board of directors for so long as they continue to own at least 10% but less than 15% of the Company’s outstanding shares of Common Stock. Karen Seaberg and Lori Mingus have agreed to vote all of the shares of Common Stock that they beneficially own in favor of the election of the Lux Sellers’ director nominees. As a result of the entry into the Shareholders’ Agreement, each member of the Lux Family Group could be deemed to have shared voting power over the 3,596,801 shares of Common Stock beneficially owned by Karen Seaberg and Lori Mingus. Each member of the Lux Family Group disclaims beneficial ownership of the shares of Common Stock held by Karen Seaberg and Lori Mingus.
(f)Includes 96 shares of Common Stock held by her spouse and 56,432 shares held in a trust over which Ms. Mingus has sole voting and dispositive power. Also includes 406,464 shares held by Seaberg MGP Holdings LP and 47,648 shares of Common Stock held by the Seaberg Family Foundation over which Ms. Mingus may be deemed to have shared voting and dispositive power (Ms. Mingus disclaims beneficial ownership of these shares of Common Stock except to the extent of her pecuniary interest therein). Excludes 82,074 shares that are held in trust for Ms. Mingus's benefit, but for which she does not have voting or dispositive powers and disclaims beneficial ownership.
(g)Includes 25,938 shares of Common Stock held directly and 8,840 shares of Common Stock held in a trust.

(h)Includes 1,114 shares of Common Stock held directly, 99,066 shares of Common Stock in an IRA, 2,358,709 shares of Common Stock held by Cray MGP Holdings LP over which Ms. Seaberg has sole voting and dispositive power and 384,941 shares held in various trusts over which Ms. Seaberg has sole voting and dispositive power. Also includes 406,464 shares held by Seaberg MGP Holdings LP, 47,648 shares of Common Stock held by the Seaberg Family Foundation and 242,331 shares of Common Stock held by the Cloud & Sarah Cray Family Foundation over which Ms. Seaberg may be deemed to share voting and dispositive power (Ms. Seaberg disclaims beneficial ownership of these shares of Common Stock except to the extent of her pecuniary interest therein.). Ms. Mingus is a beneficiary of one of the trusts that holds 63,404 shares.
(i)Includes 46,172 shares of Common Stock held in a trust.
(j)Includes director nominees.
(k)Includes 1,000 shares of Common Stock held by spouse.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and the Company’s officers’ and directors’ written representations, the Company believes that during 2020, all required reports were filed except as follows: (i) one late Form 4 reporting an annual grant of restricted stock units to each of Messrs. Colo, Griffin, Rindom, Dykstra, Mansinne, Glaser, and Buttshaw; (ii) one late Form 4 reporting the grant of common stock in lieu of quarterly cash director fees by each of Mr. Dunn, Mr. Bareuther, Mr. Colo, Ms. Seaberg, and Ms. Jenkins; (iii) one late Form 4 reporting the withholding of shares to cover tax liabilities in connection with the vesting of restricted stock units by each of Messrs. Dykstra, Glaser, Griffin, Mansinne, Rindom, and Buttshaw; (iv) one late Form 4 reporting the annual grant of common stock for director fees by each of Ms. Walsh Skelly, Mr. Dunn, Ms. Jenkins, Ms. Mingus, Mr. Foglio, Ms. Strandjord, Mr. Bareuther, and Ms. Seaberg; (v) five late Form 4 filings for Mr. Gall reporting, three grants of restricted stock units, one withholding of shares to cover tax liabilities in connection with the vesting of restricted stock units and two other transactions; (vi) one additional late Form 4 filing, each reporting one transaction, for Messrs. Colo, Griffin, Buttshaw, and Dunn; (vii) two additional late Form 4 filings and a late Form 5 filing, reporting a total of 20 transactions, for Ms. Seaberg; and (viii) a late Form 3 filing for Ms. Mingus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served on the Company’s Human Resources and Compensation Committee during the last completed fiscal year: (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers, during the last completed fiscal year, served as: (i) a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Human Resources and Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Company’s Human Resources and Compensation Committee; or (iii) a member of the compensation committee of another entity, one of whose executive officers served as the Company’s director.

RELATED PARTY TRANSACTIONS

Written policies and procedures adopted by the Company's Audit Committee address its review of transactions that would or potentially would be transactions of more than $120,000 in which the Company's participates and in which any "related person" has a direct or indirect material interest.  A "related person" is a director, executive officer, 5% or more stockholder, or immediate family member of any such person.  The policies and procedures require our directors and executive officers to notify our Chief Executive Officer of the facts and circumstances of the transaction. If our Chief Executive Officer determines that the proposed transaction is a related person transaction as defined in the written policies and procedures, then the proposed transaction is submitted to the Audit Committee for consideration.

For each potential or actual transaction that is or would be a related party transaction, the Audit Committee considers, where applicable:

•the benefits to the Company;
•the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
•the availability of other sources for comparable products and services;
•the terms and conditions of the proposed transaction; and

•the terms and conditions available with unrelated third persons.

The policies and procedures prohibit interested Audit Committee members from participating in the review, consideration or approval of any transaction with respect to which such member is directly or indirectly the related person. The Audit Committee only approves those transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.  Annually, the Audit Committee reviews any previously approved related person transaction that remains ongoing, to ensure that the transaction remains in, or is not inconsistent with, the best interests of the Company and its stockholders.  The Audit Committee has approved the transactions described below.

Anthony P. Foglio, a director of the Company, owns an 86% equity interest in an entity that owns 20% of the preferred shares of an entity that entered into transactions with the Company in 2020. The Company recorded revenue from these transactions that totaled $149,819. Mr. Foglio did not have any involvement in the negotiation of the transactions for either party.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. A proxy also confers discretionary authority on the persons named to approve minutes of last year’s Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.
INDEPENDENT PUBLIC ACCOUNTANTS
In 2020, KPMG LLP served as independent registered public accountants. Representatives of KPMG LLP will be present at the 2021 Annual Meeting of stockholders. They will have the opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, KPMG LLP, for the years ended December 31, 2020 and December 31, 2019 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”), and (iv) other products and services (“Other Fees”).
The Audit Committee considers whether the provision of such services is compatible with maintaining the independence of its principal auditor. The Audit Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Committee has empowered its chairman to act on the Committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Committee at its next scheduled meeting. The Audit Committee may provide for the pre-approval of services through the adoption of additional pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular services, the Audit Committee is informed of each service and the procedures do not include delegation to management of audit committee responsibilities under the Securities Exchange Act of 1934, as amended. The Audit Committee pre-approved of all services KPMG LLP rendered to the Company for 2020.

Type of Fee	Amount
	2020	2019
Audit Fees	$887,000	$906,000
Audit-Related Fees	724,372	—
Tax Fees	22,035	—
All Other Fees	—	—
Total	$1,633,407	$906,000

PROXY SOLICITATIONS

This proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne directly by the Company. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.
STOCKHOLDER PROPOSALS
Including Stockholder Proposals in the 2022 Annual Meeting Proxy Statement. Stockholders who intend to present proposals for inclusion in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention: TJ Lynn, Corporate Secretary, so that they are received on or before December 27, 2021. The proposal must comply with applicable securities regulations. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders.
Stockholder Proposals Presented at the 2022 Annual Meeting. With respect to stockholder proposals to be presented at the 2021 Annual Meeting that are not intended to be included in our proxy statement relating to that meeting, pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), a stockholder’s written notice of such proposal, in the form specified in the Bylaws, must be delivered to or mailed and received at our principal executive offices no earlier than February 17, 2022 and no later than March 22, 2022. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice of by March 22, 2022, with respect to proxies submitted for the 2022 Annual Meeting of the Company’s stockholders.
Stockholder Director Nominations. Pursuant to the Bylaws, in order to nominate persons for election to the Board of Directors at the 2022 Annual Meeting of the Company’s stockholders, a stockholder must deliver notice of the intention to submit nominations at the meeting, in the form specified in the Bylaws, to the Secretary of the Company no earlier than February 17, 2022 and no later than March 22, 2022.
MGP reserves the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.
HOUSEHOLDING

Only one copy of the Company’s Notice, and if applicable, our annual report (as amended) and the Proxy Statement, has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly and free of charge, upon oral or written request, a separate copy of the Notice, and if applicable, annual report (as amended) and Proxy Statement, to any stockholder at the same address. If you wish to receive a separate copy of the Notice, annual report (as amended) and Proxy Statement, free of charge, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-367-1480. You can contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR
ATTENDANCE AT STOCKHOLDER MEETINGS

The Company’s policy is to ask directors to attend the Annual Meeting of stockholders, and all of the directors attended last year’s Annual Meeting. Stockholders may communicate directly with Board members by writing the Board or individual Board members in care of the Company’s Secretary at the Company’s executive offices. Letters should be addressed as follows: Name of director - In care of TJ Lynn, Corporate Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.
By Order of the Board of Directors
Karen Seaberg
Chairman of the Board
April 26, 2021
Cray Business Plaza 100 Commercial Street
P.O. Box 130
Atchison, Kansas 66002-0130
Phone: 913-367-1480
www.mgpingredients.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 10K Wrap are available at www.proxyvote.com.

D50688-P55019-Z79711

MGP INGREDIENTS, INC.
Annual Meeting of Shareholders
June 17, 2021 10:00 AM
This proxy is solicited by the Board of Directors

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY. The undersigned appoints David J. Colo, Brandon M. Gall, and Karen L. Seaberg, or any of them, each with full power to appoint his or her substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 17, 2021, or any adjournment thereof.

This proxy is revocable.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

Continued and to be signed on reverse side

MGP INGREDIENTS, INC.
CRAY BUSINESS PLAZA
100 COMMERCIAL STREET
ATCHISON, KS 66002-0130

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MGPI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50687-P55019-Z79711 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MGP INGREDIENTS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominee:	**For**	**Against**	**Abstain**
1a. Neha J. Clark	☐	☐	☐
1b. Thomas A. Gerke	☐	☐	☐
1c. Donn Lux	☐	☐	☐
1d. Kevin S. Rauckman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm; and	☐	☐	☐
3. To adopt an advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date